Exhibit 10.1

AMENDMENT #1 TO CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT #1 TO CHANGE IN CONTROL AGREEMENT (“Amendment”) is entered into to be effective as of December 15, 2008 by and between Ambassadors International, Inc. a Delaware corporation (“Employer” or “Company”) and Blake T. Barnett (the “Executive”).

AGREEMENT

WHEREAS, Company and Executive are party to a certain Change in Control Agreement dated as of January 14, 2008 (the “CIC”).

WHEREAS, the Executive’s employment with the Company shall terminate on December 15, 2008 as a result of the Executive’s voluntary resignation.

WHEREAS, in connection with the Executive’s resignation, the Company and Executive desire to amend certain provisions of the CIC.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1. This Amendment only amends and supplements those provisions of the CIC explicitly referred to herein and all other provisions remain the same and in full force an effect.

2. Section 2 of the CIC is hereby amended and restated in its entirety to read:

Notwithstanding anything set forth herein or in any prior agreement between the Company and the Executive, in the event of a Change in Control, regardless of Executive’s election to terminate, all of Executive’s unvested stock options and stock grants shall fully vest. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events prior to February 15, 2009: (i) any sale, lease, license, exchange or other transfer to a party not affiliated with Company (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of Company; (ii) a merger or consolidation of Company and Company is not the surviving entity; (iii) a reorganization of the legal entities or liquidation of Company; or (iv) a merger, consolidation, tender offer or any other transaction involving Company if the equity holders of Company immediately before such merger, consolidation, tender offer or other transaction do not own, directly or indirectly, immediately following such merger, consolidation, tender offer or other transaction, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation, tender offer or other transaction; or (v) a material change of the composition of the board (a material change is the election of 3 or more directors to the board in a 15 month period that are not proposed, endorsed or nominated by the Company).

3. Whereas Section 5(k) of the CIC is hereby amended and restated in its entirety to read:

Survival. Notwithstanding anything to the contrary contained in this Agreement or in any prior agreement between the Company and the Executive, the rights and obligations of each party under Sections, 2, 3, 4 and 6 shall survive the termination of Executive’s employment with Company.

4. Whereas the CIC is hereby amended by adding the following provision as a new Section 6:

Notwithstanding anything set forth herein or in any prior agreement between the Company and the Executive, all of the Executive’s unvested stock options and stock grants shall survive the termination of the Executive’s employment on December 15, 2008 for the sole purpose of effecting Section 2 of this Agreement, and all stock options and stock that vest in accordance with Section 2 of this Agreement shall remain exercisable for a period of three months after a Change in Control. Any portion of the Executive’s stock options or stock grants that fail to vest pursuant to Section 2 of this Agreement shall terminate on February 15, 2009.

IN WITNESS WHEREOF, the parties hereto have executed this Amended Agreement as of this 24th day of November, 2008.

COMPANY:

By: /s/ Joseph G. McCarthy
Joseph G. McCarthy
On behalf of the Compensation Committee

EXECUTIVE:

/s/ Blake T. Barnett
BLAKE T. BARNETT